Exhibit 99

March 15, 2010	Contact:	James Gasior
President and CEO

Press Release:	Cortland Bancorp Reports Fourth Quarter and Year to Date 2009 Earnings
Results
Cortland Bancorp (the “Company;” OTCBB: CLDB) announced today it’s fourth quarter and year to date results for the period ending December 31, 2009. The Company reported net income of $643,000 or $0.14 per share for the quarter ending December 31, 2009. This compares to a net loss of $(983,000) for the quarter ending September 30, 2009 and a net loss of $(564,000) or $(0.13) per share for the same period in 2008.
For the year ending December 31, 2009, the Company reported a net loss of $(6.335) million or $(1.40) per share, compared to net income of $2.353 million or $0.52 per share for year ended December 31, 2008.
Summary points regarding fourth quarter and year ended 2009 results are as follows:
•	The Company recognized non-cash pre-tax other-than-temporary impairment (“OTTI”) losses on investment securities of $512,000 during the three-month period ending 2009 and a total OTTI impairment loss of $14.5 million for the year ended December 31, 2009 compared to $1.3 million recognized in the fourth quarter and total year of 2008.
•	Excluding the other-than-temporary impairment charge and other non-recurring items, such as FDIC special assessments paid in 2009, core earnings for the year were $3.463 million or $0.77 per common share as compared to $3.179 million or $0.71 per share for the same period of 2008.

•	Despite the net losses for the year, the Company’s total shareholders’ equity increased from $36.028 million on December 31, 2008 to $36.908 million at December 31, 2009, an increase of $880,000. The Company continues to remain well capitalized under all regulatory measures. The Company’s risk-based capital is $11.8 million in excess of the 10% well capitalized threshold.
•	Contrary to general banking industry trends, the Company has not experienced any material changes in loan quality, as nonperforming loans are less than 1% of total loans, while the Company maintains an allowance for loan losses of approximately 198% of nonperforming loans.
James Gasior, President and Chief Executive Officer stated, “Excluding the non-recurring impairment charge, the Company’s results of operation are substantially in line with our budgetary expectations. As the nation and our surrounding market area continues down the path of economic recovery, Cortland Banks remains well capitalized and is optimistic that the Company will report a net profit position in 2010.”
Net interest margin for the three months ending December 31, 2009 was 3.3%, a 27 basis point decrease from the net interest margin of 3.6% recorded for the same period in 2008. Likewise, the net interest margin for the full year 2009 of 3.2% was 30 basis points lower than 2008. During this extended period of historically low interest rates, the repricing of deposits has trailed the pace of declining rates on assets, creating the lower margins. As liabilities continue to mature and reprice at lower rates, the net interest margin is expected to improve.
Non-Interest Income, excluding the OTTI charges of $14.502 million in 2009 and the $1.251 million in 2008, increased by $588,000 from a year ago. This is mainly due to an increase in the gain on investment securities of $293,000 and an increase of $235,000 on the gain on the sale of loans. The increase in loan sales on the secondary mortgage market was fueled by declining mortgage interest rates during 2009. Non-interest income, excluding OTTI charges of $512,000 and $1.251 million in the fourth quarters of 2009 and 2008, respectively, increased by $365,000. This increase was also due mainly to an increase in gains on loan sales and gains on investment securities.
Non-Interest Expenses for the fourth quarter of 2009 were $3.428 million as compared to $3.143 million for the same period in 2008. Year-to-date the total non-interest expense was $13.6 million compared to $12.8 million for the prior year. The increases are primarily due to an increase in the deposit insurance assessments the Bank is required to pay to the FDIC. Quarter-to-date the increase in FDIC premiums was $197,000 while year-to-date the increase was $911,000. The FDIC also required banks to make a pre-payment, which will cover estimated premiums due until December 31, 2012. The prepaid balance at December 31, 2009, which is included in other assets, was $2.9 million.
Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels have shown little improvement. Despite the market conditions, the Company, to date, has not experienced notable deterioration in credit quality. The balance of impaired loans was $1.3 million at December 31, 2009, as compared to $1.0 million at December 31, 2008. The impaired loans, most of which no longer accrue interest, are primarily comprised of collateral-dependant commercial loans. Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. The ratio of non-accrual loans to total loans, which was 0.35% at year end 2008, stood at 0.50% at December 31, 2009. Loan charge offs and net recoveries decreased from $936,000 in 2008 to $460,000 for 2009. For the three months ending December 31, 2009 net charge-offs were $42,000 compared to $415,000 for the three-month period ending December 31, 2008. For the years ending December 31, 2009 and 2008 provisions for loan loss were $427,000 and $1,785,000 respectively. The allowance is considered adequate giving recognition to the risk inherent in the loan portfolio and the expectation of a slow economic recovery.

Totals loans at December 31, 2009 were $248.2 million as compared to $246.0 million for the period ending December 31, 2008. Total assets were $497.3 million at December 31, 2009, an increase of 0.80% from year end-asset totals of $493.4 million. During the same period deposits have increased from $380.0 million at December 31, 2008 to $387.5 million at December 31, 2009. The Company is participating in the FDIC’s Transaction Guarantee Program, which provides full guarantee of non-interest bearing deposit transaction accounts through Dec. 31, 2013.
Regarding investments, the Company owns collateralized debt-obligation (CDO) securities that are collateralized by trust preferred securities issued by banks, insurance companies and real estate investment trusts. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is still currently not active. For these securities, the Company modeled and analyzed the cash flow characteristics and concluded that securities with a book value of $21.9 million were determined to have impairment losses of $18.1 million. OTTI of $14.5 million was recorded for all securities in 2009, of which $13.7 million was recognized on these investments. Of this amount, $512,000 was recognized in the fourth quarter. $4.4 million was recorded in other comprehensive income.
Commenting on the Company’s fourth quarter earnings and year-to-date loss, Mr. Gasior stated, ''the current economic and financial environment significantly limits the Company’s ability to mitigate its exposure to future valuation changes and credit impairment charges.” Mr. Gasior further noted that “the OTTI charge recognized during the year was recognized primarily as a result of continuing adverse changes in the cash flow characteristics of the individual trust preferred securities, which are highly dependent on the performance of collateral backing the issue. Although, the Company has recognized significant charges on impaired trust preferred securities to date, there is a continued risk that future valuation reviews could result in recognition of additional OTTI charges on these securities as well as for other securities which have not resulted in OTTI to date”.
As a result of the decline in the quality of the trust preferred CDO securities, the Bank is required to maintain higher levels of regulatory risk-based capital for these securities, due to the greater perceived risk of default by the underlying bank and insurance company issuers. Specifically, regulatory guidance requires the Bank to apply a higher “risk weighting formula” for these securities to calculate its regulatory capital ratios. Upon applying the higher level of risk weighted assets to the Banks’ regulatory capital ratios, the calculated ratios are as follows at December 31, 2009: a Tier 1 leverage ratio of 9.09% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 12.54% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 13.22% (compared to a “well-capitalized” threshold of 10.00%). Despite these stringent capital rules, the Company remains well capitalized under all measures. In fact, the Company’s risk-based capital is $11.8 million in excess of the 10% well capitalized threshold.
“In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, during the last half of 2009, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s newly organized management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non interest income revenue base”.

Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.
Cortland Banks offers products and services similar to regional and national banks, Cortland Banks emphasizes responsive and personalized service. The Company’s “Local Banking/Local Decisions” theme highlights a culture where customers are known by name rather than account number, and where decisions are made by directors and managers who reside and work in the communities where the Company’s headquarters and branches operate.
For additional information about Cortland Banks visit http://www.cortland-banks.com.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR YEAR ENDED
(In thousands of dollars, except for ratios and per share amounts)

	December 31,	December 31,
Unaudited	2009	2008
SUMMARY OF OPERATIONS
Total interest income	$23,623	$27,559
Total interest expense	(9,234)	(12,177)

Net interest income (NII)	14,389	15,382
Provision for loan losses	(427)	(1,785)

NII after loss provision	13,962	13,597
Total other income before impairment loss	3,698	3,110
Total other noninterest expense	(13,648)	(12,815)
Income before tax and impairment loss	$4,012	$3,892

Net income before impairment loss	$3,236	$3,242

Impairment loss net of tax benefit	$(9,571)	$(889)

Net income	$(6,335)	$2,353

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$(1.40)	$0.52
Cash dividends declared	—	0.86
Book value	8.16	8.01
BALANCE SHEET DATA
Assets	$497,299	$493,365
Investments	171,924	191,754
Net loans	245,811	243,547
Deposits	387,495	379,953
Borrowings	63,366	68,148
Subordinated Debt	5,155	5,155
Shareholders equity	36,908	36,028
ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.80%	0.57%
Nonperforming assets (2) as a percentage of:
Total assets	0.98	0.43
Equity plus allowance for loan losses	12.39	5.45
Tier I capital	10.59	4.03
FINANCIAL RATIOS
Return on average equity	(17.56)%	5.22%
Return on average assets	(1.27)	0.48
Effective tax rate	(39.61)	10.90
Net interest margin	3.19	3.49

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period , adjusted retroactively for the stock dividends.

2)	Nonperforming assets include non accrual loans, OREO, restructured loans and non accrual investments.